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EXHIBIT 99.1

Sharps Compliance Corp. www.sharpsinc.com (713) 432-0300	Contact: David Tusa Senior Vice President & Chief Financial Officer dtusa@sharpsinc.com

        SHARPS COMPLIANCE CORP. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

HOUSTON, Texas, (August 11, 2003)—Sharps Compliance Corp. and subsidiaries (OTC BB: SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced, its operating results for the fourth quarter and fiscal year 2003.

For the fiscal year ended June 30, 2003, the Company generated revenues of $8.4 million, a 29% increase, over the prior fiscal year revenue of $6.5 million. The increase in annual revenue was driven primarily by increased product sales in the healthcare and retail markets. Additionally, the fiscal year 2003 revenues were positively impacted by the Pro-Tec manufacturing division which became operational in October 2002.

For the three months ended June 30, 2003, the Company generated revenues of $2.2 million, an increase of 14%, over the corresponding prior year quarter revenues of $1.9 million.

The Company reported an operating loss of $0.1 million for the quarter ended June 30, 2003. This loss represents a significant improvement over the sequential quarter ended March 31, 2003 operating loss of $0.7 million.

The quarter ended June 30, 2003 included three special items. The first item is a $0.3 million change in accounting estimate related to product revenue (increase in revenues). The second item is a $0.1 million increase in allowance for bad debt (increase in cost of revenues). The third item is a $0.1 million non-cash expense related to non-employee stock options (increase in selling, general and administrative expense). Without the effect of these three special items, the Company generated an operating loss of $0.2 million for the quarter ended June 30, 2003 on revenues of $1.9 million.

Regarding the results, Dr. Burt Kunik, Chairman and Chief Executive Officer of Sharps Compliance Corp. stated, "We are very pleased with the significant improvement in our fourth quarter 2003 results which reflected an increase in our sequential quarter gross margins from 30% to 35% and a reduction in our S, G & A expense by over 22%, excluding special items. This improved financial performance is a direct result of our recently announced refocus on pricing, operational efficiencies and an aggressive cost reduction program."

Kunik added, "Our fiscal year 2004 plan envisions revenue growth generated not only from home healthcare but also from the retail, residential, industrial and other markets. We expended significant efforts selling to these markets during fiscal 2003 and have been very pleased with the receptivity of the Company's products and services. Our plan for 2004 is to capitalize on a number of these new market opportunities thereby generating incremental revenue to the Company during fiscal year 2004. Additionally, we are focused on continuing improvement in our gross margins while holding our S, G & A reasonably constant throughout the year. Accomplishment of this plan, if achieved, should result not only in an attractive revenue growth rate, but also significantly improved bottom-line financial performance."

Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers.

The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. Additionally, the Company maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.

Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.

Any forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, new products and technological changes, dependence upon third-party vendors, customer relations, government supervision and regulation, changes in industry practices, changes in third-party expense reimbursement procedures, and other risks detailed in the Company's periodic filings with the Securities and Exchange Commission.

(Financial Highlights Follow)

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES	$2,192,866	$1,927,579	$8,419,339	$6,513,025
COSTS AND EXPENSES:
Cost of revenues	1,367,135	1,233,470	5,798,150	4,361,072
Selling, general and administrative	891,540	820,906	3,754,014	2,893,205
Depreciation and amortization	52,433	30,517	150,294	117,398

Operating income (loss)	(118,242)	(157,314)	(1,283,119)	(858,650)
INTEREST (EXPENSE) INCOME, net	(7,675)	8,254	5,592	39,612

Net loss	($125,917)	($149,060)	($1,277,527)	($819,038)

BASIC AND DILUTED NET LOSS PER SHARE	($0.01)	($0.02)	($0.13)	($0.09)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	9,897,134	9,822,023	9,863,123	9,502,888

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2003	June 30, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$135,884	$497,353
Short-term investments	—	502,287
Restricted cash	152,851	10,010
Accounts receivable, net	740,760	784,466
Inventory	299,136	331,463
Prepaid and other assets	125,808	219,406

Total current assets	1,454,439	2,344,985
Property and equipment, net	597,691	269,990
Intangible assets, net	—	20,246
Note receivable from stockholder	—	320,000
Other assets	11,695	37,294

Total assets	$2,063,825	$2,992,515

Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$567,918	$636,124
Accrued liabilities	226,427	290,440
Deferred revenue — pump return	205,125	323,088
Current portion of deferred revenue — incineration	108,547	114,212
Current portion of deferred revenue — transportation	476,630	419,370
Notes payable and current portion of long-term debt	471,653	114,429

Total current liabilities	2,056,300	1,897,663
Long-term deferred revenue — incineration, net of current portion	35,792	53,745
Long-term deferred revenue — transportation, net of current portion	164,142	197,351
Long-term debt, net of current portion	120,101	24,227
Other	27,000	—

Total liabilities	2,403,335	2,172,986
Stockholders' (deficit) equity:
Total stockholders' (deficit) equity	(339,510)	819,529

Total liabilities and stockholders' (deficit) equity	$2,063,825	$2,992,515

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SHARPS COMPLIANCE CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SHARPS COMPLIANCE CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS